UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2020

IMAGEWARE SYSTEMS, INC.
(Exact name of Registrant as specified in its Charter)

Delaware	001-15757	33-0224167
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

13500 Evening Creek Drive N., Suite 550 San Diego, California 92127
(Address of principal executive offices)

(858) 673-8600
(Registrant’s Telephone Number)

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
None	IWSY	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2) ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 1.01 Entry into a Material Definitive Agreement

See Item 8.01 below.

Item 3.02 Unregistered Sales of Equity Securities

See Item 8.01 below.

Item 3.03 Material Modifications to Rights of Security Holders

See Item 8.01 below.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Creation of Series A-1 Convertible Preferred Stock

On July 14, 2020, ImageWare Systems, Inc. (the “Company”) filed the Certificate of Designations, Preferences, and Rights of Series A-1 Convertible Preferred Stock (“Series A-1 COD”) with the Secretary of State for the State of Delaware – Division of Corporations, designating 31,021 shares of the Company’s preferred stock, par value $0.01 per share, as Series A-1 Convertible Preferred Stock (“Series A-1 Preferred”). Shares of Series A-1 Preferred accrue cumulative dividends and are payable quarterly beginning March 31, 2021 at a rate of 8% per annum if paid in cash, or 10% per annum if paid by the issuance of shares of the Company’s common stock, par value $0.01 per share (“Common Stock”).

Shares of Series A-1 Preferred rank senior to the Company’s Common Stock, pari-passu to the Company's Series A Convertible Preferred Stock (the “Series A Preferred”), and are subordinate and rank junior to (i) the Series B Convertible Redeemable Preferred Stock; (ii)  the Series C Convertible Redeemable Preferred Stock (“Series C Preferred”); (iii) any Series C-1 Convertible Preferred Stock (“Series C-1 Preferred”) that may be created and issued upon exchange of the Series C Preferred; (iv) any Preferred Stock (“New Preferred”) issued in connection with a financing resulting in gross proceeds to the Company of at least $10.0 million (“Qualified Financing”), provided such Qualified Financing occurs on or before December 31, 2020. In the event the Company consummates a Qualified Financing prior to December 31, 2020, the Company may continue to offer such New Preferred until December 31, 2020, provided, however, the Qualified Financing shall not exceed $15.0 million, exclusive of any New Preferred offered in exchange for Series C Preferred or Series C-1 Preferred; and (v) all indebtedness of the Company now or hereafter outstanding.

Each share of Series A-1 Preferred has a liquidation preference equal to the greater of the greater of (i) $1,000 per share plus all accrued and unpaid dividends, or (ii) such amount per share as would have been payable had each such share been converted into Common Stock immediately prior to such liquidation, dissolution or winding up (the amount payable pursuant to the foregoing is referred to herein as the “Series A-1 Liquidation Preference Amount”) before any payment shall be made or any assets distributed to the holders of the Common Stock or any other classes and series of equity securities of the Company which by their terms rank junior to the Series A-1 Preferred.

Each share of Series A-1 Preferred is convertible into that number of shares of the Company’s Common Stock (“Series A-1 Conversion Shares”) equal to that number of shares of Series A-1 Preferred being converted multiplied by $1,000, divided by $0.65, or the conversion price as defined in the Series A-1 COD in effect as of the date the holder delivers to the Company their notice of election to convert. Holders of Series A-1 Preferred may elect to convert shares of Series A-1 Preferred into Series A-1 Conversion Shares at any time.

The foregoing description of the Series A-1 Preferred is qualified, in its entirety, by the full text of the Series A-1 COD, a copy of which is attached to this Current Report on Form 8-K as Exhibit 3.1 and is incorporated by reference herein.

Item 8.01 Other Events

On July 9, 2020, the Company entered into an Exchange Agreement, Consent and Waiver (“Exchange Agreement”) with certain holders of its Series A Preferred (the "Series A Holders"), pursuant to which such Series A Holders agreed to exchange one-half of the Series A Preferred beneficially owned by such Series A Holders for an equivalent number of Series A-1 Preferred in consideration for their waiver of approximately $1,705,000 in dividends payable to the Series A Holders on Series A Preferred beneficially owned by such Series A Holders and payable for the quarters ended March 31, 2020 and June 30, 2020 , (the “Series A Restructuring”). Shares of the Series A-1 Preferred issued to the Series A Holders pursuant to the Exchange Agreement are convertible into shares of Common Stock at $0.65 per share, and automatically convert into Common Stock when the volume weighted average closing price (VWAP) of the Company’s Common Stock for the preceding twenty trading days is at least $1.00.

A copy of the Exchange Agreement is attached hereto as Exhibit 10.1.

The foregoing description of the Exchange Agreement does not purport to be complete, and is qualified in its entirety by reference to the form of Exchange Agreement attached hereto as Exhibit 10.1, which is incorporated by reference herein.

On July 15, 2020, the Company issued a press release announcing the Series A Restructuring. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

EXHIBIT INDEX

Exhibit Number	Description
3.1	Certificate of Designations, Preferences, and Rights of Series A-1 Convertible Preferred Stock of ImageWare Systems, Inc., dated July 14, 2020
10.1	Form of Exchange Agreement, Consent and Waiver
99.1	Press Release dated July 15, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAGEWARE SYSTEMS, INC.

Date: July 15, 2020	By:	/s/ Jonathan Morris
Jonathan Morris
Chief Financial Officer